For:	Calavo Growers, Inc. (Nasdaq-GM: CVGW)

Contact:	Calavo Growers, Inc.
Lee Cole (investors)
805-525-1245
or
Foley/Freisleben LLC
Jerry Freisleben (media, general information)
213-955-0020
CALAVO GROWERS, INC. ANNOUNCES
FISCAL 2008 FIRST QUARTER RESULTS

Financial and Operating Highlights Include:
•	Revenues Vault 26 Percent from $57.2 Million to $72.2 Million—A New Period Record

•	Net Income Reaches Second-Highest Level Ever for Initial Quarter

•	Mexican Avocados Sales Climb 79 Percent Year Over Year

•	Sales of Fresh Products Excluding Avocados (“Diversified Products”) Increase 131 Percent Year Over Year, Led by Tomatoes and Pineapples

•	Processed Segment Sales Climb 15 Percent; Margins Strong Despite Substantially Higher Fruit Costs

•	SG&A as a Percentage of Revenue Declines 140 Basis Points

SANTA PAULA, Calif. (March 10, 2008)—Calavo Growers, Inc. (Nasdaq-GM: CVGW), the worldwide leader in avocado marketing and an expanding provider of other fresh-commodity-produce items, today announced solid profitability for its fiscal 2008 first quarter propelled by record revenues that advanced 26 percent from the corresponding period last year. Top-line growth was paced principally by Mexican avocados and diversified products, as well as Calavo’s processed business segment.
     For the three months ended Jan. 31, 2008, net sales climbed $15 million, reaching $72.2 million and eclipsing the previous record of $57.2 million set in last year’s first quarter. Net income in the most recent period totaled $732,000,
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Calavo Growers Posts Record Fiscal 2008 First Quarter Revenues/2-2-2

equal to $0.05 per diluted share—the second highest initial-quarter profit in company history. This compares to net income of $1.3 million, or $0.09 per diluted share in the fiscal 2007 first quarter.
     “Calavo’s first quarter success is compelling validation of our diversification strategy,” said Chairman, President and Chief Executive Officer Lee E. Cole. “The expanding portfolio of fresh products—already proving to be incremental revenue and profit drivers—worked to offset what is historically the company’s smallest quarter.
     “First-quarter profit was constrained by comparatively scant California fresh-avocado volumes, owing to seasonality and later-than-usual harvesting by the growers. Our company’s ability to mitigate this challenge and achieve record sales and strong profitability is case-in-point for the rationale to leverage the Calavo brand with other complementary, high-quality products,” said Cole.
     The Calavo CEO stated that revenues from diversified products vaulted more than double to $11.6 million in this year’s first period from $5.0 million in the corresponding period of fiscal 2007. “Particularly notable, too, is the fact that this sharp growth rate includes pineapple sales for only two months of the initial quarter,” said Cole.
     Among other notable accomplishments during the first quarter, Cole cited:
•	Processed product segment sales rose 15 percent to nearly $10.5 million from $9.1 million in the like period last year. Gross margins remained robust despite a 60-plus percent year-over-year increase in the price of avocados used in the processed unit. “Posting these results despite rocketing fruit costs is both gratifying and speaks to the efficiencies we’ve achieved in our processed product operations,” Cole said.

•	Sales, general and administrative (SG&A) expense increased only modestly while supporting the aforementioned $15 million top-line growth. As a
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Calavo Growers Posts Record Fiscal 2008 First Quarter Revenues/3-3-3

percentage of total revenues, SG&A declined approximately 140 basis points to 6.6 percent from approximately 8.0 percent in the fiscal 2007 first quarter.
     “The SG&A expense trend line offers another compelling case for our diversification strategy: We folded one new product into our lineup during the first quarter, while incurring no substantial costs or capital expense. Similarly, Calavo can support a broad array of future additional products across our existing sales and distribution infrastructure—a cornerstone of our growth initiatives,” said Cole.
     He continued, “Nonetheless, even as Calavo accelerates diversification, we place considerable precedence on expense containment and being financially disciplined managers of our various businesses. With costs rising rapidly across the broader economic landscape, we’re keeping the collective eye trained on every aspect of our operations.”
Outlook: The Picture Ahead
     Looking forward, fiscal 2008 is shaping up to be “enormously promising,” Cole said. “The current-year forecast for the California avocado harvest is a projected 360 million pounds—approximately 100 million pounds more than 2007—of which we expect to pack about 35 percent, using history as a guide. As the California crop ramps up, the additional volumes will begin reaching our packinghouses in the second quarter and shift into high gear during the third period. It will prove a boon to our packinghouses, which thrive on volume and enable us to spread the attendant fixed costs across more pounds—a factor that challenged us in the first quarter and much of last year.”
     Cole continued, “We’re off to a great start in diversified products and I’m genuinely enthused about what this promising group of products means to our company’s future. Calavo will continue to gain operating traction throughout the balance of fiscal 2008. Near term, we’ll experience the favorable effect of a full
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Calavo Growers Posts Record Fiscal 2008 First Quarter Revenues/4-4-4

quarter of pineapple sales in the second period and are projecting higher tomato and papaya sales ahead, as well. Bear in mind, these new products provide a strong ‘calling card’ with our customers and we’re only beginning to mine the potential cross-selling, marketing and merchandising opportunities.
     “As for processed products, our ultra-high-pressure guacamole continues to add customers at both foodservice and retail levels, most recently with the addition of 1,500 Safeway, Inc. stores and the Whole Foods Market chain,” the Calavo CEO stated. “We’re enjoying popular acceptance for this great-tasting product that now accounts for approximately 40 percent of total processed product revenues. Our objective is to continue to expand segment sales and to adjust to such factors as high ingredient costs, which we’ve demonstrated ably. “
     “Each of the above-referenced business segments is projected to fuel revenue growth in the second quarter and beyond,” said Cole. “The company is on target to achieve the 25 percent increase in sales previously forecast for fiscal 2008. Things are taking shape quite favorably and Calavo moves ahead in very enviable financial and operational positions.
     “While we concentrate on integrating the new diversified products, our management team continues to evaluate prospective acquisitions and fold-in opportunities for other commodity items that can drive long-term growth and shareholder value. Any opportunities will have to meet our strict criteria, in particular being accretive to earnings. We remain keenly focused on continued successful implementation of our strategic business agenda,” Cole concluded.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward- looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not
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Calavo Growers Posts Record Fiscal 2008 First Quarter Revenues/5-5-5

limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Report on Form 10-K for the year ended October 31, 2007. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(All amounts in thousands, except per share amounts)

	January 31,	October 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$1,667	$967
Accounts receivable, net of allowances of $2,580 (2008) and $2,271 (2007)	31,644	25,992
Inventories, net	12,352	8,359
Prepaid expenses and other current assets	6,399	4,911
Advances to suppliers	2,337	2,292
Income tax receivable	1,123	1,539
Deferred income taxes	2,525	2,525

Total current assets	58,047	46,585
Property, plant, and equipment, net	20,893	20,888
Investment in Limoneira	38,029	48,962
Investment in Maui Fresh, LLC	461	403
Goodwill	3,591	3,591
Other assets	7,874	7,589

	$128,895	$128,018

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$1,723	$2,414
Trade accounts payable	2,742	2,643
Accrued expenses	16,726	12,227
Short-term borrowings	18,450	6,630
Dividend payable	—	5,030
Current portion of long-term obligations	1,307	1,307

Total current liabilities	40,948	30,251
Long-term liabilities:
Long-term obligations, less current portion	13,106	13,106
Deferred income taxes	6,438	10,658

Total long-term liabilities	19,544	23,764
Total shareholders’ equity	68,403	74,003

	$128,895	$128,018

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Three months ended
	January 31,
	2008	2007
Net sales	$72,241	$57,244
Cost of sales	66,212	50,325

Gross margin	6,029	6,919
Selling, general and administrative	4,750	4,582

Operating income	1,279	2,337
Interest expense	(348)	(300)
Other income, net	261	144

Income before provision for income taxes	1,192	2,181
Provision for income taxes	460	850

Net income	$732	$1,331

Net income per share:
Basic	$0.05	$0.09

Diluted	$0.05	$0.09

Number of shares used in per share computation:
Basic	14,375	14,293

Diluted	14,503	14,359